Exhibit 10.26

Steve Billow	Dear Steve:

January 31, 2019

I am excited to make you an offer to be President of Desktop Metal! We are committed to being the global market share leader in metal 3D printing. Our company would benefit greatly from your expertise in industrial inkjet systems, developing advanced printing technology and growing and leading advanced technology teams.

The position has a base salary $325,000 annualized, which will be paid bi-monthly in accordance with Desktop Metal’s standard payroll procedures, and up to $150,000 in annual performance bonus (discretionary based on individual and company performance).

As part of your offer, subject to the approval of Desktop Metal’s Board of Directors, you will be granted an option to purchase one million (1,000,000) shares of Desktop Metal’s common stock. The option will be subject to the terms and conditions applicable to options granted under Desktop Metal’s 2015 Stock Incentive Plan as described in that plan and the applicable stock option agreement, which you will be required to sign. Twenty-five (25%) of the option shares will vest on the 1-year anniversary of your vesting commencement date and l/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the company stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by Desktop Metal’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value.

Additional Information relevant to the position:

•                  Vacation at our company is 100% flexible.

•                  Health, Vision, and Dental insurance / FSA

•                  Short Term and Long Term Disability Insurance, and Life Insurance (100% of annual earnings).

•                  We offer a 401k retirement savings plan through Fidelity Investments.

Subject to the fulfillment of any conditions imposed by this letter, we look forward to your commencing employment on a mutually agreeable date. Start Date of March 1, 2019 per email exchange with Amy Buntel on Feb, 13. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the company, or which is in any way inconsistent with the terms of this letter.

Further, you agree not to bring any third party confidential information to Desktop Metal, including that of your former employer, and that in performing your duties for the company you will not in any way utilize any such information. For purposes of federal immigration law, you will be required to provide to the company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

Desktop Metal reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We are excited about your joining and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the company at least two weeks notice.

You will receive salary continuation payments equal to one year of your then current base salary (“Severance”) in the event of a layoff or involuntary termination without Cause(1) or if you resign for Good Reason, unless you decide to voluntarily depart from the company to pursue other opportunities. In the event of a Change of Control(2), 50% of your unvested shares will immediately vest. If within six (6) months following the date of the Change in Control you are terminated without Cause, or resign for Good Reason, your remaining share options vest and you will be entitled to the one-year Severance (double trigger). “Good Reason” means (i) Desktop Metal relocates you or requires you to be based more than 35 miles from Desktop Metal’s current Burlington, MA location, (ii) your job responsibilities are materially reduced, or (iii) your compensation is materially reduced.

To accept this offer, please sign the enclosed copy of this letter and

(1) “Cause” shall have the meaning of the definition of “Cause” set forth in Section 1(b) of the Non-Competition and Non-Solicitation Agreement executed by you and Desktop Metal.

(2) “Change in Control” shall mean one or a series of related transactions resulting in (i) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company (determined on a consolidated basis) after the date of this Agreement to any person other than the Company or any of its direct or indirect subsidiaries or Affiliates, (ii) any transfer of voting power with respect to the Company’s capital stock after the date of this Agreement (whether effected by agreement among stockholders, irrevocable proxy, voting trust, issuance or transfer of capital stock, merger, consolidation or other reorganization or means, including a reorganization under bankruptcy or insolvency laws) if, as a result of such transfer, a person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and related regulations) who are not stockholders of the Company as of the date of this Agreement, become beneficial owners of shares of capital stock possessing voting power sufficient to elect a majority of the Board of Directors of the Corporation, (iii) a change of control under any of the equity plans of the Company; or (iv) a change of control as determined by the Board of Directors of the Company.

return it to me (along with Exhibits A and B) on or before February 1, 2019. This letter, along with the Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment interviews or pre employment negotiations, whether written or oral. We are confident you will be able to make a significant contribution to the success of our company and look forward to working with you to build an industry leading company.

We are very proud to be building something very special and hope you accept this genuine offer to fully partner in leaving a lasting legacy in our industry.

Sincerely,

/s/ Ric Fulop
Ric Fulop

I accept the offer as outlined above.

/s/ Steve Billow
Steve Billow

Date:	2/8/19